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                                                                    EXHIBIT 99.1

Expedia, Inc. Releases Preliminary Record Fiscal Fourth Quarter and Year Results

    Company expects quarterly cash income of $0.24 to $0.29 per basic share and announces extension of MSN agreement

BELLEVUE, Wash. - July 16, 2001 - Expedia, Inc. (NASDAQ: EXPE) today announced it expects to report that, on a net basis, revenue for its fourth quarter of fiscal 2001, ended June 30, more than doubled over the year-earlier quarter and rose approximately 37% over the third quarter. Gross bookings rose to $802 million, up 78% year-over-year and up 19% from the third quarter.

     The Company also expects to report income before non-cash items of $12 million to $14 million, or $0.24 to $0.29 per basic share and $0.20 to $0.23 per diluted share, for the June quarter, which is substantially above earlier guidance and analyst estimates. On a GAAP basis, the Company expects the net loss to be $5.5 million to $7.5 million, or a loss of $0.11 to $0.15 per basic share. The per share amounts are calculated using an average outstanding basic share count for the quarter of 49 million and average diluted shares of 61 million.

     In the year-ago quarter, the Company reported a net loss before non-cash items of $13 million, or $0.30 per basic share, and a net loss on a GAAP basis of $42 million, or $0.98 per basic share, with 43 million shares outstanding.

     "Our tremendous momentum continued in the quarter, particularly in our merchant business. Expedia(R) Bargain Fares, a discount airline product introduced in the quarter, gained immediate traction, and Expedia(R) Special Rate hotel bookings rose significantly," said Richard Barton, president and CEO of Expedia. "Also, Expedia(R) Packages, which we introduced with the deployment of our leading-edge Expert Searching and Pricing platform, grew rapidly. That

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platform lets consumers combine their choices of flights and hotels to create their own Expedia Packages, enabling flexibility, immediacy and access to wide choice."

     Separately, USA Networks Inc. announced that it has signed an agreement by which it will acquire up to 37.5 million shares of Expedia(R) common stock. Microsoft Corp., the majority shareholder of Expedia, has agreed to exchange all of its 33.7 million Expedia shares and warrants for the USA consideration, subject to pro-ration with other shareholders.

     In a separate contract, Expedia and Microsoft have extended the term of Expedia's MSN distribution agreement. "This agreement, combined with Expedia's ongoing .NET development efforts, is a clear sign of the value of the long term relationship between Microsoft and Expedia," said Barton.

Revenue accounting change
-------------------------

     Also for this quarter, the Company will change the method of recognizing revenue for its merchant business in its quarterly and fiscal year statements, in accordance with its adoption of a new accounting standard for fiscal year 2001. As a result, the Company will report its merchant revenue on a net basis, which represents the amount charged the customer less the amount paid to the supplier. When comparing results with prior periods, the Company will adjust all prior-period merchant revenues to reflect the new accounting method.

     "This accounting change doesn't affect gross bookings, gross profits, net earnings or earnings per share," said senior vice president and CFO, Gregory S. Stanger. "This 'apples-to-apples' presentation of merchant and agency revenue should help investors and analysts better track the Company's progress in building its higher-profit merchant business."

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     Reporting on a net basis, the Company expects revenue for the fourth quarter ended June 30, 2001, to be about $78 million, compared with $37 million in the fourth quarter 2000 and $57 million in the March quarter. If the Company reported its merchant revenue on a gross basis, as it has in the past, revenue for the fourth quarter would be approximately $178 million, compared with $70 million in the year-ago quarter and $110 million in the third quarter of this fiscal year.

             Selected Financial Data - Fiscal Year ended June 2001
                                 (in millions)

                      Sept. 30,  Dec. 31,   March 31,  June 30,   Fiscal Year
                      2000       2000       2001       2001       2001
Gross bookings        $ 467      $ 475      $ 674      $ 802      $2,418
Gross revenue         $  77      $  80      $ 110      $ 178      $  445
Net revenue           $  42      $  44      $  57      $  78      $  221
Gross profit          $  26      $  28      $  39      *          *

*  Reporting expected July 30, 2001

Preliminary fiscal year results
-------------------------------

     For the fiscal year, the Company expects to report revenue for the fiscal year 2001 to be about $221 million, compared with $114 million in fiscal 2000 on a net basis. If the Company reported its merchant revenue on a gross basis, revenue for the fiscal year would be about $445 million, compared with $208 million in fiscal 2000. Gross bookings are expected to be about $2.4 billion compared with $1.3 billion in fiscal year 2000. Fiscal year 2000 numbers reflect the results of the Company on a pro-forma basis, adjusted for the effects of its acquisitions.

     The Company also expects to report income before non-cash items of $12 million to $14 million, or $0.25 to $0.30 per basic share, and $0.21 to $0.25 per diluted share, for fiscal year 2001. On a GAAP basis, the Company expects the net loss to be $79 million to $81 million, or a loss of $1.67 to $1.72 per basic share. The per share amounts are calculated using an average

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outstanding basic share count for the fiscal year of 47 million and average diluted shares of 56 million.

     In fiscal year 2000, the Company reported a pro-forma (for acquisitions) net loss before non-cash items of $62 million, or $1.51 per basic share, with 41 million shares outstanding, and a net loss on a GAAP basis of $118 million, or $3.11 per basic share, with 38 million shares outstanding.

     Expedia plans to release its fourth-quarter results Monday, July 30, 2001, at 1:30 p.m. Pacific Time. The Company will conduct its fourth-quarter conference call at 2:00 p.m. (PT) that same day, and will provide its regular guidance for the upcoming quarters at that time.

     A conference call to discuss the USA Networks announcement has been scheduled for 9 a.m. (PT) today (July 16). The call is being webcast and can be accessed at investor.expedia.com. In addition, USA Networks will be hosting a
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conference call to discuss the agreement. It has also been scheduled for 9 a.m.
(PT) today and will be webcast at www.usanetworks.com. Both conference calls
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will be available for replay about one hour after the end of the live events.

About Expedia:
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     Expedia, Inc. (Nasdaq: EXPE) operates Expedia.com(R), an independent leading online travel service in the United States with localized versions in Canada, Germany and the United Kingdom. Expedia is the seventh largest travel agent in the U.S. Expedia.com provides air, car and hotel booking, vacation package and cruise offers, destination information and mapping. Expedia.com is also available under Travel on the MSN(R) network of Internet services.

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     This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including final adjustments made in closing the quarter and those identified in the Company's filings with the SEC.

Expedia, Expedia.com and the Expedia logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and Canada. The names of actual companies and products mentioned herein may be trademarks of their respective owners.

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For more information:

     Media:
     Darcy Bretz, Edelman Public Relations (312) 240-2619
     Darcy.bretz@edelman.com

     Investor Relations:
     Marj Charlier, Expedia, Inc., (425) 564-7666 http://investor.expedia.com

For online press information on Expedia.com:

                        http://expedia.com/daily/press/
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